Exhibit 99.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Hostess Brands, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hostess Brands, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of customer trade allowances

As discussed in Note 1 to the consolidated financial statements, the Company has recorded a provision for customer trade allowances, consisting primarily of pricing allowances and merchandising programs associated with sales to customers. The liability recorded for the estimated cost of these programs is dependent on factors such as the ultimate purchase volume activity, participation levels of customers, and the related settlement rates for these programs. The Company’s liability for customer trade allowances as of December 31, 2022 was $62.2 million.

We identified the evaluation of certain customer trade allowances as a critical audit matter because of the higher degree of auditor judgment required to evaluate the Company’s estimates. This is due to uncertainty around the amount of settlements, which typically occur in a period subsequent to the related sales transactions, and in particular, the estimate of purchase volumes made by retailers from distributors.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s trade process at disaggregated levels. This included controls related to the Company’s trade spend trending and lookback analyses based on final settlement. We analyzed the liability by trade allowance type to identify unusual trends. We assessed the Company’s historical ability to accurately estimate its customer trade allowances by comparing historical estimates to final settlements. We compared a sample of settlements subsequent to period end to the amount previously recognized by the Company.

/s/ KPMG LLP

We have served as the Company’s auditor since 2013.

Kansas City, Missouri

February 21, 2023

HOSTESS BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except shares)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$98,584	$249,159
Short-term investments	17,914	—
Accounts receivable, net	168,783	148,180
Inventories	65,406	52,813
Prepaids and other current assets	16,375	10,564

Total current assets	367,062	460,716
Property and equipment, net	425,313	335,305
Intangible assets, net	1,920,880	1,944,392
Goodwill	706,615	706,615
Other assets, net	72,329	19,283

Total assets	$3,492,199	$3,466,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$3,917	$14,170
Tax receivable agreement obligations payable within one year	12,600	11,600
Accounts payable	85,667	68,104
Customer trade allowances	62,194	52,746
Accrued expenses and other current liabilities	59,933	47,009

Total current liabilities	224,311	193,629
Long-term debt and lease obligations	999,089	1,099,975
Tax receivable agreement obligations	123,092	134,265
Deferred tax liability	347,030	317,847
Other long-term liabilities	1,593	1,605

Total liabilities	1,695,115	1,747,321

Commitments and Contingencies (Note 14)
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 142,650,344 shares issued and 133,117,224 shares outstanding as of December 31, 2022 and 142,031,329 shares issued and 138,278,573 shares outstanding as of December 31, 2021	14	14
Additional paid in capital	1,311,629	1,303,254
Accumulated other comprehensive income (loss)	35,078	(506)
Retained earnings	639,595	475,400
Treasury stock	(189,232)	(59,172)

Stockholders’ equity	1,797,084	1,718,990

Total liabilities and stockholders’ equity	$3,492,199	$3,466,311

See accompanying notes to the consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except shares and per share data)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2022	2021	2020
Net revenue	$1,358,207	$1,142,036	$1,016,609
Cost of goods sold	892,528	732,053	660,970

Gross profit	465,679	409,983	355,639

Operating costs and expenses:
Advertising and marketing	62,754	51,683	45,724
Selling	40,542	36,288	46,729
General and administrative	119,453	99,173	92,860
Amortization of customer relationships	23,512	23,510	26,510
Business combination transaction costs	—	—	4,282
Tax receivable agreement remeasurement	(860)	(1,409)	760
Other operating expense	—	—	3,464

Total operating costs and expenses	245,401	209,245	220,329

Operating income	220,278	200,738	135,310
Other (income) expense:
Interest expense, net	40,950	39,762	42,826
Change in fair value of warrant liabilities	—	(566)	(39,941)
Other expense (income)	(31,956)	1,730	3,723

Total other expense	8,994	40,926	6,608

Income before income taxes	211,284	159,812	128,702
Income tax expense	47,089	40,513	20,405

Net income	164,195	119,299	108,297
Less: Net income attributable to the non-controlling interest	—	—	3,621

Net income attributable to Class A stockholders	$164,195	$119,299	$104,676

Earnings per Class A share:
Basic	$1.20	$0.91	$0.84
Diluted	$1.19	$0.86	$0.51
Weighted-average shares outstanding:
Basic	136,768,310	131,571,733	124,927,535
Diluted	137,924,471	138,198,176	127,723,488

See accompanying notes to the consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2022	2021	2020
Net income	$164,195	$119,299	$108,297
Other comprehensive income:
Unrealized gain (loss) on interest rate swaps and foreign currency contracts designated as cash flow hedges	51,566	8,973	(16,870)
Reclassification into net income	(3,309)	4,503	3,886
Income tax benefit (expense)	(12,673)	(3,575)	3,421

Comprehensive income	199,779	129,200	98,734
Less: Comprehensive income attributed to non-controlling interest	—	—	2,749

Comprehensive income attributed to Class A stockholders	$199,779	$129,200	$95,985

See accompanying notes to the consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Class A Voting Common Stock		Class B Voting Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Losses)	Retained Earnings	Treasury Stock		Total Stockholders’ Equity	Non-controlling Interest
	Shares	Amount	Shares	Amount				Shares	Amount
Balance-December 31, 2019	122,107	$12	8,411	$1	$1,123,805	$(756)	$251,425	—	$—	$1,374,487	$94,432
Comprehensive income (loss)	—	—	—	—	—	(8,691)	104,676	—	—	95,985	2,749
Share-based compensation, including income taxes of $2,167	223	—	—	—	10,838	—	—	—	—	10,838	—
Exchanges	8,411	1	(8,411)	(1)	94,719	(960)	—	—	—	93,759	(93,759)
Distributions	—	—	—	—	—	—	—	—	—	—	(3,422)
Exercise of employee stock options and warrants	50	—	—	—	690	—	—	—	—	690	—
Payment of taxes for employee stock awards	—	—	—	—	(1,440)	—	—	—	—	(1,440)	—
Reclassification of public warrants	—	—	—	—	68,503	—	—	—	—	68,503	—
Repurchase of common stock	(444)	—	—	—	—	—	—	444	(6,000)	(6,000)	—
Tax receivable agreement arising from exchanges, net of income taxes of $11,818	—	—	—	—	(16,097)	—	—	—	—	(16,097)	—

Balance-December 31, 2020	130,347	13	—	—	1,281,018	(10,407)	356,101	444	(6,000)	1,620,725	—
Comprehensive income	—	—	—	—	—	9,901	119,299	—	—	129,200	—
Share-based compensation	224	—	—	—	9,585	—	—	—	—	9,585	—
Exercise of employee stock options	313	—	—	—	4,488	—	—	—	—	4,488	—
Exercise of public warrants	881	—	—	—	9,632	—	—	—	—	9,632	—
Cashless exercise of public warrants, net of fees of $500	9,823	1	—	—	—	—	—	—	—	1	—
Payment of taxes for employee stock awards	—	—	—	—	(1,767)	—	—	—	—	(1,767)	—
Reclassification of warrants	—	—	—	—	298	—	—	—	—	298	—
Repurchase of common stock	(3,309)	—	—	—	—	—	—	3,309	(53,172)	(53,172)	—

Balance-December 31, 2021	138,279	14	—	—	1,303,254	(506)	475,400	3,753	(59,172)	1,718,990	—
Comprehensive income	—	—	—	—	—	35,584	164,195	—	—	199,779	—
Share-based compensation	382	—	—	—	10,450	—	—	—	—	10,450	—
Exercise of employee stock options	236	—	—	—	3,970	—	—	—	—	3,970	—
Payment of taxes for employee stock awards	—	—	—	—	(6,045)	—	—	—	—	(6,045)	—
Repurchase of common stock	(5,780)	—	—	—	—	—	—	5,780	(130,060)	(130,060)	—

Balance-December 31, 2022	133,117	$14	—	$—	$1,311,629	$35,078	$639,595	9,533	$(189,232)	$1,797,084	$—

See accompanying notes to the consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating activities
Net income	$164,195	$119,299	$108,297
Depreciation and amortization	60,086	51,681	54,940
Impairment and loss on sale of assets	—	—	3,329
Debt discount amortization	1,514	1,238	1,289
Tax receivable agreement remeasurement	(860)	(1,409)	760
Change in fair value of warrant liabilities	—	(566)	(39,941)
Unrealized loss (gain) on foreign currency	631	(503)	2,061
Non-cash lease expense	462	1,247	571
Share-based compensation	10,450	9,585	8,671
Realized and unrealized gains on short-term investments	(490)	—	—
Deferred taxes	16,511	18,995	16,806
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(20,763)	(22,728)	4,434
Inventories	(12,593)	(3,465)	5,824
Prepaids and other current assets	(5,959)	9,876	(5,301)
Accounts payable and accrued expenses	26,072	13,723	1,900
Customer trade allowances	9,546	6,056	(4,397)

Net cash provided by operating activities	248,802	203,029	159,243

Investing activities
Purchases of property and equipment	(119,374)	(60,803)	(51,983)
Acquisition of short-term investments	(80,424)	—	—
Proceeds from maturity of short-term investments	63,000	—	—
Acquisition of business, net of cash	—	—	(316,013)
Acquisition and development of software assets	(11,123)	(4,622)	(6,269)

Net cash used in investing activities	(147,921)	(65,425)	(374,265)

Financing activities
Repayments of long-term debt and financing lease obligations	(108,375)	(11,167)	(11,168)
Proceeds from long-term debt origination, net of fees paid	—	—	136,888
Distributions to non-controlling interest	—	—	(3,422)
Repurchase of warrants	—	—	(2,000)
Repurchase of common stock	(130,060)	(53,172)	(6,000)
Payment of taxes related to the net issuance of employee stock awards	(6,045)	(1,767)	(1,440)
Payments on tax receivable agreement	(9,313)	(9,270)	(10,327)
Cash received from exercise of options and warrants, net of fees	3,970	14,121	690

Net cash provided by (used in) financing activities	(249,823)	(61,255)	103,221

Effect of exchange rate changes on cash and cash equivalents	(1,633)	(224)	(252)

Net increase (decrease) in cash and cash equivalents	(150,575)	76,125	(112,053)

Cash and cash equivalents at beginning of period	249,159	173,034	285,087

Cash and cash equivalents at end of period	$98,584	$249,159	$173,034

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$39,419	$38,567	$41,776
Net taxes paid	$28,003	$12,081	$5,825
Supplemental disclosure of non-cash investing
Accrued capital expenditures	$8,638	$2,244	$4,718

See accompanying notes to the consolidated financial statements.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

Hostess Brands, Inc. is a Delaware corporation headquartered in Lenexa, Kansas. The consolidated financial statements include the accounts of Hostess Brands, Inc. and its subsidiaries (collectively, the “Company”). The Company is a leading sweet snacks company focused on developing, manufacturing, marketing, selling and distributing snacks in North America under the Hostess® and Voortman® brands. The Company produces a variety of new and classic treats including iconic Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. The Hostess® brand dates back to 1919 when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930.

Basis of Presentation

The Company’s operations are primarily conducted through its wholly-owned operating subsidiary, Hostess Brands, LLC (“HBLLC”) and its subsidiary, Voortman Cookies Limited. Hostess Brands, Inc. is a holding company with no significant assets or operations other than cash and cash equivalents of $16.7 million and $56.2 million at December 31, 2022 and 2021, respectively, tax receivable agreement liability, investment in its subsidiaries and current and deferred income tax assets and liabilities related to its earnings from HBLLC. The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the accounts of Hostess Brands, Inc. and its wholly-owned, majority-owned or controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The operating subsidiaries are wholly-owned by Hostess Holdings, a direct subsidiary of Hostess Brands, Inc. Prior to the final exchange of Class B stock (as described below), Hostess Brands, Inc. held 100% of the general partnership interest in Hostess Holdings and a majority of the limited partnership interests therein and consolidated Hostess Holdings in the Company’s consolidated financial statements. The remaining limited partnership interests in Hostess Holdings were held by the holders of Class B stock.

C. Dean Metropoulos and entities under his control (the “Metropoulos Entities”) held their equity investment in the Company primarily through Class B limited partnership units (“Class B Units”) in Hostess Holdings LP (“Hostess Holdings”) and an equal number of shares of the Company’s Class B common stock (“Class B Stock”). Each Class B Unit, together with a share of Class B Stock held by the Metropoulos Entities, was exchangeable for a share of the Company’s Class A common stock. The interest of the Class B Units was reflected in the consolidated financial statements as a non-controlling interest. During the year ended December 31, 2020, the Metropoulos Entities exchanged all of their remaining Class B Units and Class B Stock for Class A common stock. At December 31, 2022 and 2021, there were no outstanding Class B Units or Class B Stock and there is no non-controlling interest reported on the December 31, 2022 or 2021 consolidated balance sheets.

Subsequent to the Metropoulos Entities’ final exchange of Class B Units, all subsidiaries, including Hostess Holdings, are wholly owned by the Company.

Prior to the final exchange of Class B Units, the Company determined that Hostess Holdings, a limited partnership, was a variable interest entity (“VIE”) and that the Company was the primary beneficiary of the VIE. The Company determined that, due to its ownership of Hostess Holdings’ general partnership units, the Company had the power to direct all of the activities of Hostess Holdings, with no substantive kick-out rights or participating rights by the limited partners individually or as a group. Hostess Holdings constituted the majority of the assets of the Company.

The Company has one reportable segment: Snacking.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries (including those for which the Company was the primary beneficiary of a VIE), collectively referred to as the Company. All intercompany balances and transactions have been eliminated in consolidation.

Adoption of New Accounting Standards

On January 1, 2021, the Company adopted Accounting Standards Update (“ASU”), 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for certain income tax related items, including intraperiod tax allocations, deferred taxes related to foreign subsidiaries and step-up in tax basis of goodwill. The adoption of this standard did not have a material impact on the consolidated financial statements.

On January 1, 2020, the Company adopted ASU No. 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires entities to measure the impairment of certain financial instruments, including trade receivables, based on expected losses rather than incurred losses. The adoption of this standard did not have a material impact on the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and for the reported amounts of revenues and expenses during the reporting period. Management utilizes estimates, including, but not limited to, valuation and useful lives of tangible and intangible assets, future cash tax savings rate, incremental borrowing rate and the allocation of the liability between short-term and long-term based on when the Company realizes certain tax attributes and reserves for trade and promotional allowances. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less when purchased as cash equivalents and records these at cost. Under the Company’s cash management system, checks that have been issued and are out of the control of the Company, but which have not cleared the bank by the balance sheet date, are reported as a reduction of cash.

Investments

The Company considers all investments purchased with original maturities of greater than three months, but less than one year as short-term investments and all investments purchased with original maturities of greater than one year as long-term investments.

The Company classifies its investments in debt securities where it has positive intent and ability to hold until maturity as held-to-maturity investments. As of December 31, 2022, the Company’s held-to-maturity investments classified as cash equivalents on the consolidated balance sheet totaled $12.0 million, which consisted of $6.0 million of U.S. treasury securities, $6.0 million of U.S. agency bonds and held-to-maturity investments classified as short-term investments on the consolidated balance sheet of $17.9 million. The short-term investments consisted of $10.0 million of commercial paper and $7.9 million of U.S. agency bonds. As of December 31, 2021, the Company had no held-to-maturity investments. Held-to-maturity investments are recorded at amortized cost, which approximates fair value, and realized gains or losses are reported in interest expense, net on the consolidated statement of operations. For the year ended December 31, 2022, the Company recognized $1.1 million in realized gains and $0.2 million in unrealized gains. The Company’s held-to-maturity investments are classified as Level 2 in the fair value hierarchy because they are valued using inputs other than quoted prices, which are directly or indirectly observable in the market, including prices for similar assets in active markets as well as quoted prices for identical or similar assets in markets that are not active.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable represents amounts invoiced to customers for which the Company’s obligation to the customer has been satisfied. As of December 31, 2022 and 2021, the Company’s accounts receivable were $168.8 million and $148.2 million, respectively, which have been reduced by allowances for damages occurring during shipment, quality claims and doubtful accounts in the amount of $5.8 million and $3.0 million, respectively.

The allowance for doubtful accounts represents the Company’s estimate of expected credit losses related to trade receivables. To estimate the allowance for doubtful accounts, the Company leverages information on historical losses, current conditions, and reasonable and supportable forecasts of future conditions. Account balances are written off against the allowance when the Company deems the amount is uncollectible.

Inventories

Inventories are stated at the lower of cost or net realizable value on a first-in first-out basis. Abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) are expensed in the period they are incurred.

The components of inventories are as follows:

(In thousands)	December 31, 2022	December 31, 2021
Ingredients and packaging	$35,410	$22,607
Finished goods	26,133	26,988
Inventory in transit to customers	3,863	3,218

	$65,406	$52,813

Capitalized Interest

The Company capitalizes a portion of the interest on its term loan (see Note 9. Debt ) related to certain property and equipment during its construction period. The capitalized interest is recorded as part of the asset to which it relates and depreciated over the asset’s estimated useful life. The Company capitalized interest of $1.2 million during the year ended December 31, 2022. No interest was capitalized during the year ended December 31, 2021. Capitalized interest is included in property and equipment, net on the consolidated balance sheet.

Property and Equipment

Additions to property and equipment are recorded at cost and depreciated straight-line over estimated useful lives of 15 to 50 years for buildings and land improvements and 3 to 20 years for machinery and equipment. In order to maximize the efficiency of the Company’s operations and to operate the acquired equipment, occasionally the Company will remove and relocate equipment between bakeries. Such removal and relocation costs are expensed as incurred. Reinstallation costs are capitalized if the useful life is extended or the equipment is significantly improved. Otherwise, reinstallation costs are expensed as incurred. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is recognized in the consolidated statements of operations.

The Company assesses property, plant and equipment for impairment whenever events or changes in facts and circumstances indicate that the carrying amount of the asset may not be recoverable based on projected undiscounted cash flows. For the year ended December 31, 2020, the Company recorded impairment losses of $2.9 million, located within other operating expenses on the consolidated statements of operations. There were no impairment losses for the years ended December 31, 2022 and 2021.

Software Costs

Costs associated with computer software projects during the preliminary project stage are expensed as incurred. Once management authorizes and commits to funding a project, appropriate application development stage costs are capitalized. Capitalization ceases when the project is substantially complete and the software is ready for its intended use. Upgrades and enhancements to software are capitalized when such enhancements are determined to provide

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

additional functionality. Training and maintenance costs associated with software applications are expensed as incurred.

Capitalized software is included in other assets in the consolidated balance sheets in the amount of $21.4 million and $14.7 million, net of accumulated amortization of $22.6 million and $17.5 million at December 31, 2022 and 2021, respectively. Capitalized software costs are amortized over their estimated useful life of up to five years commencing when such assets are ready for their intended use. Software amortization expense included in general and administrative expense in the consolidated statements of operations was $4.4 million, $4.7 million and $5.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Goodwill and Intangible Assets

For the years ended December 31, 2022 and 2021, the goodwill balance of $706.6 million represents the excess of the amount the Company paid for the acquisition of Hostess Holdings from the Metropoulos Entities and other former equity holders in a 2016 transaction and the acquisition of Voortman in 2020 over the fair values of the assets acquired and liabilities assumed. The resulting goodwill was allocated to the Snacking reportable segment.

Goodwill by reporting unit is tested for impairment annually by either performing a qualitative evaluation or a quantitative test. The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test.

The Company’s indefinite-lived intangible assets consist of trademarks and trade names. The $1,538.6 million balance at both December 31, 2022 and 2021, was recognized as part of the 2016 acquisition of Hostess Holdings, the 2018 acquisition of the Cloverhill Business and the 2020 acquisition of Voortman. The trademarks and trade names are integral to the Company’s identity and are expected to contribute indefinitely to its corporate cash flows. Fair value for trademarks and trade names was determined using the income approach, which is considered to be Level 3 within the fair value hierarchy. The application of the income approach was premised on a royalty savings method, whereby the trademark and trade names are valued by reference to the amount of royalty income they could generate if they were licensed, in an arm’s-length transaction, to a third party. These assets have been assigned an indefinite life and therefore are not amortized but rather evaluated for impairment annually using the qualitative or quantitative methods, similar to goodwill. For the quantitative assessment, the valuation of trademarks and trade names are determined using the relief from royalty method. Significant assumptions used in this method include future trends in sales, a royalty rate and a discount rate to be applied to the forecasted revenue stream.

For the 2022, 2021 and 2020 annual impairment tests of goodwill and indefinite-lived intangible assets, the Company elected to perform the qualitative test. No indicators of impairment were noted.

Also, the Company has finite-lived intangible assets, net of accumulated amortization, of $382.2 million and $405.8 million on December 31, 2022 and 2021 respectively, consisting of customer relationships that were recognized as part of the Hostess Holdings, Voortman and Cloverhill acquisitions. For customer relationships, the application of the income approach (Level 3) was premised on an excess earnings method, whereby the customer relationships are valued by the earnings expected to be generated from those customers after other capital charges. Finite-lived intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives of the assets, from 2 to 17 years. The weighted-average amortization period as of December 31, 2022 for customer relationships was 16.8 years.

The Company assesses finite-lived intangible assets for impairment whenever events or changes in facts and circumstances indicate that the carrying amount of the asset may not be recoverable based on projected undiscounted cash flows, similar to property, plant and equipment. There were no impairment losses for the years ended December 31, 2022, 2021 and 2020.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reserves for Self-Insurance Benefits

The Company’s employee health plan is self-insured up to a stop-loss amount of $0.3 million for each participant per plan year. In addition, the Company maintains insurance programs covering its exposure to workers’ compensation. Such programs include the retention of certain levels of risks and costs through high deductibles and other risk retention strategies. Included in the accrued expenses in the consolidated balance sheets is a reserve for healthcare claims in the amount of approximately $2.6 million and $1.9 million at December 31, 2022 and 2021, respectively, and a reserve for workers’ compensation claims of $2.9 million and $3.1 million at December 31, 2022 and 2021, respectively.

Leases

The Company recognizes a right of use asset and corresponding lease liability on the consolidated balance sheets for all lease transactions with terms of more than 12 months. Agreements are determined to contain a lease if they convey the use and control of an underlying physical asset. Based on the nature of the lease transaction, leases are either classified as financing or operating. Under both classifications, the right of use asset and liability are initially valued based on the present value of the future minimum lease payments using an effective borrowing rate at the inception of the lease. The Company determined the effective borrowing rate based on its expected incremental borrowing rate on collateralized debt. At December 31, 2022, 2021 and 2020, the weighted average effective borrowing rate for outstanding operating leases was 3.7%, 3.6% and 3.6%, respectively.

Under a financing lease, interest expense related to the lease liability is recognized over the lease term using an effective interest rate method and right of use assets are amortized straight-line over the term of the lease. Under an operating lease, minimum lease payments are expensed straight-line over the lease term. Lease liabilities are amortized using an effective interest rate method and right of use assets are reduced based on the excess of the sum of the straight-line lease expense and the reduction of the lease liability over the actual lease payments. At December 31, 2022, 2021 and 2020, the weighted average remaining terms on operating leases were approximately six, seven and eight years, respectively.

Variable lease payments, such as taxes and insurance, are expensed as incurred. Expenses related to leases with original terms less than 12 months (short-term leases) are expensed as incurred. For all leases related to distribution, bakery and corporate facilities, the Company has elected not to separate non-lease components from lease components.

At December 31, 2022 and 2021, right of use assets related to operating leases are included in property and equipment, net on the consolidated balance sheets (see Note 5. Property and Equipment). Lease liabilities for operating leases are included in the current and non-current portions of long-term debt and lease obligations on the consolidated balance sheets (see Note 9. Debt).

Revenue Recognition

Net revenue consists primarily of sales of packaged food products. The Company recognizes revenue when the performance obligations under the terms of its agreements with customers have been satisfied. The Company’s obligation is satisfied when control of the product is transferred to its customers along with the title, risk of loss and rewards of ownership. Depending on the arrangement with the customer, these criteria are met either at the time the product is shipped or when the product is received by such customer.

Customers are invoiced at the time of shipment or customer pickup based on credit terms established in accordance with industry practice. Invoices generally require payment within 30 days. As a result, revenue is not adjusted for the effects of a significant financing component. Net revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for that product. Amounts billed to customers related to shipping and handling are classified as net revenue and accounted for as fulfillment activities, rather than separate performance obligations. The Company generally does not accept product returns and provides these allowances for anticipated expired or damaged products.

Trade promotions, consisting primarily of customer pricing allowances and merchandising funds are offered through various programs to customers. A provision for estimated trade promotions is recorded as a reduction of revenue in the same period when the sale is recognized, with the liability for these allowances included within customer trade

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allowances on the consolidated balance sheets. Differences between estimated and actual reductions to the transaction price are recognized as a change in estimate in a subsequent period.

The Company also offers rebates based on purchase levels, products carried in retail stores and customers’ promotional activity. The ultimate cost of these programs is dependent on various factors such as actual purchase volumes or promotional performance and is the subject of significant management estimates. Assumptions included in the development of these estimates are primarily based on historical performance adjusted for current trends. The Company regularly reviews these assumptions and related estimates. The Company accounts for these programs as variable consideration and recognizes a reduction in revenue in the same period as the underlying program. Our recorded liability for allowances is included within customer trade allowances on the consolidated balance sheets.

For product produced by third parties, management evaluates whether the Company is the principal (i.e., report revenue on a gross basis) or agent (i.e., report revenue on a net basis). Management has determined that it is the principal in all cases, since it establishes its own pricing for such product, assumes the credit risk for amounts billed to its customers, and often takes physical control of the product before it is shipped to customers.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables disaggregate revenue by geographical market and category:

	Year Ended December 31, 2022
(In thousands)	Sweet Baked Goods	Cookies	Total
United States	$1,210,507	$127,420	$1,337,927
Canada	—	20,280	20,280

	$1,210,507	$147,700	$1,358,207

	Year Ended December 31, 2021
(In thousands)	Sweet Baked Goods	Cookies	Total
United States	$1,025,541	$98,797	$1,124,338
Canada	—	17,698	17,698

	$1,025,541	$116,495	$1,142,036

	Year Ended December 31, 2020
(In thousands)	Sweet Baked Goods	Cookies	Total
United States	$920,388	$77,692	$998,080
Canada	—	18,529	18,529

	$920,388	$96,221	$1,016,609

The Company has one customer that accounted for 10% or more of the Company’s total net revenue. The percentage of total net revenues for this customer was 19.6%, 18.9% and 20.2% for the years ended December 31, 2022, 2021 and 2020, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense included in advertising and marketing in the consolidated statements of operations was $21.3 million, $9.5 million and $6.2 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Equity Compensation

The grant date fair values of stock options are valued using the Black-Scholes option-pricing model, including a simplified method to estimate the number of periods to exercise date (i.e., the expected option term). Management has determined that the equity plan has not been in place for a sufficient amount of time to estimate the post vesting exercise behavior. Therefore, it will continue to use this simplified method until such time as it has sufficient history to provide a reasonable basis to estimate the expected term. Forfeitures are recognized as a reduction of expense as incurred.

For awards that have market conditions, the grant date fair value is determined using a Monte Carlo simulation model with assumptions underlying the Black-Scholes option-pricing methodology. Compensation expense is calculated based on the number of shares expected to vest after assessing the probability that the performance or market criteria will be met. For market-based awards, probability is not reassessed and compensation expense is not remeasured subsequent to the initial assessment on the grant date.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares issued for option exercises, restricted stock units and other share-based awards may be either authorized but unissued shares or shares of treasury stock.

Collective Bargaining Agreements

As of December 31, 2022, approximately 44%, of the Company’s employees are covered by collective bargaining agreements. None of these agreements expire before December 31, 2023.

Employee Benefit Plans

The Company provides several benefit plans for employees depending upon employee eligibility. The Company has a health care plan, a defined contribution retirement plan (401(k)), company-sponsored life insurance, employee stock purchase plan and other benefit plans. For the defined contribution retirement plan, the Company matches a percentage of employee contributions up to a specified amount. For the years ended December 31, 2022, 2021 and 2020, contributions to the defined contribution retirement plan were $3.0 million, $2.4 million and $2.0 million, respectively.

The Company offers an annual incentive plan based upon annual operating targets. Final payout is approved by the Board of Directors or a committee thereof. As of December 31, 2022 and 2021 there was $29.0 million and $21.2 million accrued for this plan, respectively.

Income Taxes

The Company is subject to U.S. federal, state and local income taxes as well as Canadian income tax on certain subsidiaries.

Prior to the final exchange of Class B Units, the Company owned a controlling interest in Hostess Holdings, which was treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Hostess Holdings was not directly subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Hostess Holdings was passed through to and included in the taxable income or loss of its partners, including the Company.

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Additionally, the impact of changes in the enacted tax rates and laws on deferred taxes, if any, is reflected in the financial statements in the period of enactment.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs (see Note 13. Income Taxes).

Derivatives

Prior to November 4, 2021, the Company had outstanding public and private placement warrants which were originated in the 2015 initial public offering of a special purpose acquisition company (“SPAC”), which subsequently acquired Hostess Holdings in 2016 in a transaction that resulted in the Company becoming the parent company of Hostess Holdings. Due to certain provisions in the warrant agreement, the Company concluded that certain warrants do not meet the criteria to be classified in stockholders’ equity. In periods in which the public and private warrants meet the definition of a liability-classified derivative under Accounting Standards Codification (“ASC”) 815, the Company recognized these warrants within current liabilities on the consolidated balance sheets at fair value, with subsequent changes in fair value recognized in the consolidated statements of operations at each reporting date. The warrants expired on November 4, 2021 and are no longer outstanding.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has entered into interest rate swap contracts to mitigate its exposure to changes in the variable interest rate on its longterm debt. The Company has also entered into Canadian Dollar (CAD) purchase contracts to mitigate its exposure to foreign currency exchange rates on its CAD denominated production costs. Both interest rate swap contracts and CAD purchase contracts are designated as cash flow hedges. Changes in the fair value of these instruments are recognized in accumulated other comprehensive income in the consolidated balance sheets and reclassified into earnings in the period in which the hedged transaction affects earnings. Hedging ineffectiveness, if any, is recognized as a component of interest expense for interest rate swap contracts and costs of goods sold for CAD purchase contracts in the consolidated statements of operations. Payments made under the interest rate swap contracts are included in the supplemental disclosure of interest paid in the consolidated statements of cash flows.

See Note 10. Derivative Instruments for more information on our derivative instruments.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the best extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

New Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides practical expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments in this update apply only to contracts, hedging relationships, and other transactions that reference the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued as a result of reference rate reform. In December 2022, the FASB issued ASU No 2022-06, “Reference Rate Reform (Topic 848) - Deferral of the Sunset Date of Topic 848”, which extends the optional transition relief to ease the potential burden in accounting for reference rate reform on financial reporting. The transition relief is provided through December 31, 2024 based on the expectation that the London Interbank Offered Rate (LIBOR) will cease to be published as of June 30, 2023. The Company is evaluating the impact the new standard will have on the consolidated financial statements and related disclosures but does not anticipate a material impact.

2. Business Combinations

Voortman Acquisition

On January 3, 2020, the Company completed the acquisition of all of the shares of the parent company of Voortman, a manufacturer of premium, branded wafers as well as sugar free and specialty cookies for approximately $328.7 million ($427.0 million CAD), reflecting final working capital and other closing statement adjustments.

Net cash outflow related to the purchase price during the year ended December 31, 2020 was $316.0 million. This net cash outflow reflects a non-cash gain on a related foreign currency contract of $6.9 million, cash acquired of $1.6 million. As of December 31, 2022 and 2021, the outstanding liability for certain purchase price adjustments was $4.1 million and $4.3 million, respectively.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2020, the Company incurred $4.3 million of expenses related to this acquisition. These expenses are classified as business combination transaction costs on the consolidated statements of operations.

3. Exit Costs

Subsequent to the Company’s acquisition of Voortman, activities were initiated to transition Voortman’s distribution model to the Company’s direct-to-warehouse distribution model. The Company incurred costs to exit Voortman’s direct-store-delivery model, including severance and contract termination costs related to third-party distributor and leasing relationships. Total costs were $12.9 million through completion of the transition in 2020. During the year ended December 31, 2020, contract termination costs of $8.3 million were recognized in selling expense on the consolidated statement of operations and $4.6 million of severance costs were recognized within general and administrative expenses on the consolidated statement of operations.

4. Share-Based Compensation

The Company provides compensation benefits to employees under the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) and the Hostess Brands, Inc. 2022 Employee Stock Purchase Plan (“ESPP”).

Hostess Brands, Inc. 2016 Equity Incentive Plan

The 2016 Plan provides for the granting of various equity-based incentive awards to members of the Board of Directors of the Company, employees and service providers to the Company. The types of equity-based awards that may be granted under the 2016 Plan include: stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), and other share-based awards. There are 11,150,000 registered shares of Class A common stock reserved for issuance under the 2016 Plan. All awards issued under the 2016 Plan may only be settled in shares of Class A common stock. As of December 31, 2022, 5,180,342 shares remained available for issuance under the 2016 Plan.

Restricted Stock Units (“RSUs”)

The fair value of RSU awards is calculated based on the closing market price of the Company’s Class A common stock on the date of grant. Compensation expense is recognized straight-line over the requisite service period of the awards, ranging from one to three years. The weighted average grant date fair value of RSU awards granted in 2022, 2021, and 2020 was $20.55, $14.78 and $12.99, respectively.

The vesting of certain RSU awards is contingent upon the Company’s Class A common stock achieving a certain total stockholder return (“TSR”) in relation to a group of its peers, measured over a three year period. Depending on the actual performance over the measurement period, an award recipient has the opportunity to receive up to 200% of the granted awards. At December 31, 2022, 2021 and 2020, there were 437,041, 359,388, and 411,549 RSU awards with TSR performance conditions outstanding, respectively.

The fair value of RSUs with a TSR component granted during the years ended December 31, 2022, 2021 and 2020, were estimated on the date of grant using the Monte Carlo simulation model using the following assumptions:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Expected volatility (1)	24.0%	29.0%	30.0%
Expected dividend yield (2)	—%	—%	—%
Performance period (years)	3.0 years	3.0 years	3.0 years
Risk-free rate (3)	1.3%	0.2%	1.5%

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The expected volatility assumption was calculated based on the actual volatility of Hostess Brands’ daily closing share price over the three year period to the valuation date.
(2)

From its inception through December 31, 2022, the Company has not paid any dividends on its common stock. As of the RSU grant date, it was assumed that no dividends would be paid on common stock over the performance period.

(3)	The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant which corresponds to the performance period.

Upon an employee’s termination, certain RSU awards provide that unvested awards will be forfeited and the shares of common stock underlying such awards will become available for issuance under the 2016 Plan. Other RSU awards provide for accelerated vesting upon an employee’s termination under certain circumstances.

The following table summarizes the activity of the Company’s unvested RSUs:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2021	1,139,527	$14.62
Total Granted	714,118	20.55
Forfeited	(91,573)	16.73
Vested (1)	(508,906)	14.47

Unvested as of December 31, 2022	1,253,166	$17.90

(1)	Includes 256,528 shares withheld to satisfy $5.2 million of employee tax obligations upon vesting.

As of December 31, 2022, there was $13.1 million of total unrecognized compensation cost, related to non-vested RSUs granted under the 2016 Plan; that cost is expected to be recognized over a weighted average remaining period of approximately 1.8 years. The total fair value of shares vested during the years ended December 31, 2022, 2021 and 2020 was $10.6 million, $8.3 million and $3.7 million. As of December 31, 2022 there were no awards outstanding for which it was not probable that the performance conditions would be met.

For the years ended December 31, 2022, 2021 and 2020, $9.6 million, $7.9 million and $6.3 million, respectively, of compensation expense related to the RSUs was recognized within general and administrative expenses on the consolidated statements of operations.

Stock Options

The following table includes the significant inputs used to determine the fair value of options issued under the 2016 plan.

Year Ended December 31, 2020
Expected volatility (1)	26.3%
Expected dividend yield (2)	—%
Expected option term (3)	6.0 years
Risk-free rate (4)	1.6%

(1)	The expected volatility assumption was calculated based on a peer group analysis of stock price volatility with a look back period based on the expected term and ending on the grant date.
(2)

From its inception through December 31, 2022, the Company has not paid any dividends on its common stock. As of the stock option grant date, it was assumed that no dividends would be paid on common stock over the term of the stock options. Option holders have no right to dividends prior to the exercise of the options.

(3)

The Company utilized the simplified method to determine the expected term of the stock options since the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

(4)	The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant which corresponds to the expected term of the stock options.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The stock options vest in equal annual installments on varying dates through 2023. The maximum term under the grant agreement is ten years. For the years ended December 31, 2022, 2021 and 2020, there was $0.7 million, $1.7 million and $2.4 million, respectively, of expense related to the stock options recognized within general and administrative costs on the consolidated statements of operations. No options were granted in the years ended December 31, 2022 and 2021. The weighted average grant-date fair value of options granted in the year ended December 31, 2020 was $4.04.

The following table summarizes the activity of the Company’s unvested stock options:

	Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	1,461,885	6.98	$13.26	$10,467,312
Exercised	(236,422)	—	13.34	2,487,634
Forfeited	(22,596)	—	12.72

Outstanding as of December 31, 2022	1,202,867	6.02	$13.25	11,048,766

Exercisable as of December 31, 2022	1,050,089	5.86	$13.18	9,718,721

2022 Employee Stock Purchase Plan

The ESPP is intended to provide employees with an opportunity to purchase the Company’s common stock through accumulated payroll deductions at the end of a specified purchase period. Each of the Company’s employees (including officers) is eligible to participate in the ESPP, subject to certain limitations set forth in the ESPP. The ESPP operates with six-month offering periods commencing on the first trading day on or after April 1 and October 1 of each year (“Offering Period”), with the first Offering Period commencing on October 1, 2022. Class A common stock may be purchased under the ESPP at the end of each six-month Offering Period unless the participant withdraws or terminates employment earlier. Shares of the Company’s common stock may be purchased under the ESPP at a price not less than 85% of the lesser of the fair market value of our Class A common stock on the first or last trading day of each Offering Period.

There are 3,000,000 registered shares of Class A common stock reserved for issuance under the ESPP. All awards issued under the ESPP may only be settled in shares of Class A common stock. As of December 31, 2022, 3,000,000 shares remained available for issuance under the ESPP.

For the year ended December 31, 2022, $0.1 million of compensation expense related to the ESPP was recognized within general and administrative expenses on the consolidated statements of operations.

All Share-Based Payment Arrangements

Share-based compensation expense totaled approximately $10.5 million, $9.6 million and $8.7 million for the years ended December 31, 2022, 2021 and 2020, respectively.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Property and Equipment

Property and equipment consists of the following:

(In thousands)	December 31, 2022	December 31, 2021
Land and buildings	$81,405	$70,692
Right of use assets - operating	32,170	32,192
Machinery and equipment	315,149	299,071
Construction in progress	118,679	26,027

	547,403	427,982
Less accumulated depreciation	(122,090)	(92,677)

	$425,313	$335,305

Depreciation expense was $32.2 million, $23.5 million and $23.1 million for the years ended December 31, 2022, 2021, 2020, respectively.

6. Goodwill and Intangible Assets

Goodwill and intangible assets as of December 31, 2022 and 2021 were recognized as part of the Hostess Business Combination and the Voortman and Cloverhill Business acquisitions.

Goodwill was $706.6 million for the years ended December 31, 2022 and 2021, respectively, and is recognized at the Snacking reportable segment. There were no changes to goodwill during the years ended December 31, 2022 and 2021.

Intangible assets consist of the following:

(In thousands)	December 31, 2022	December 31, 2021
Intangible assets with indefinite lives (Trademarks and Trade Names)	$1,538,631	$1,538,631
Intangible assets with definite lives (Customer Relationships)	526,813	526,813
Less accumulated amortization (Customer Relationships)	(144,564)	(121,052)

Intangible assets, net	$1,920,880	$1,944,392

The Company recognized additional trade names and customer relationships intangible assets during the year ended December 31, 2020 related to the acquisition of Voortman. See Note 2. Business Combinations for additional details.

Amortization expense was $23.5 million, $23.5 million and $26.5 million for the years ended December 31, 2022, 2021 and 2020 respectively.

Future expected amortization expense is as follows:

(In thousands)
2023	$23,512
2024	23,512
2025	22,752
2026	22,752
2027	22,752
2028 and thereafter	266,969

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Expenses

Included in accrued expenses are the following:

(In thousands)	December 31, 2022	December 31, 2021
Incentive compensation	$29,045	$21,172
Accrued interest	7,850	4,828
Payroll, vacation and other compensation	6,195	7,791
Interest rate and foreign currency contracts	423	2,042
Other	16,420	11,176

	$59,933	$47,009

8. Tax Receivable Agreement

Concurrent with the Hostess Business Combination, the Company entered into a tax receivable agreement that generally provides for the payment by the Company to the legacy equity holders of Hostess Holdings of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that the Company realizes (or is deemed to realize in certain circumstances) in periods after the closing of the business combination (which periods may extend, unless the tax receivable agreement is terminated early in accordance with its terms, for more than 15 years following any exchange of Class B Units of Hostess Holdings for shares of the Company’s Class A common stock or the cash equivalent thereof) as a result of (i) certain increases in tax basis resulting from the 2016 acquisition; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the 2016 acquisition and prior to subsequent exchanges of Class B Units; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments it makes under the tax receivable agreement; and (v) certain increases in tax basis resulting from payments the Company makes under the tax receivable agreement. The Company will retain the benefit of the remaining 15% of these cash savings. Certain payments under the tax receivable agreement will be made to the Metropoulos Entities in accordance with specified percentages, regardless of the source of the applicable tax attribute. The Company recognizes a liability on the consolidated balance sheet based on the undiscounted estimated future payments under the tax receivable agreement. Significant inputs used to estimate the future expected payments include a 26.0% cash tax savings rate.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes activity related to the tax receivable agreement obligations:

(In thousands)
Balance December 31, 2020	$156,544
Remeasurement due to change in estimated state tax rate	(1,409)
Payments	(9,270)

Balance December 31, 2021	$145,865
Remeasurement due to change in estimated state tax rate	(860)
Payments	(9,313)

Balance December 31, 2022	$135,692

As of December 31, 2022 the future expected payments under the tax receivable agreement are as follows:

(In thousands)
2023	$12,600
2024	6,700
2025	8,500
2026	11,200
2027	11,500
Thereafter	85,192

9. Debt

On January 3, 2020, the Company originated a $140.0 million incremental term loan through an amendment to its existing credit agreement. The Company received proceeds of $136.9 million, net of fees incurred of $3.1 million. The proceeds, together with cash on hand, financed the purchase of Voortman (see Note 2. Business Combinations). The terms, conditions and covenants applicable to the incremental term loan are the same as the terms, conditions and covenants applicable to the Fourth Term Loan, defined below. The term loan requires quarterly payments of interest at a rate of the greater of the applicable LIBOR or 0.75% per annum plus a margin of 2.25% per annum and principal payments at a rate of 0.25% of the aggregate principal balance per quarter with the remaining principal amount due upon maturity on August 3, 2025.

A term loan was originated on October 1, 2019 through an amendment to an existing credit agreement held by the Company’s subsidiary, Hostess Brands, LLC (referred to as the “Fourth Term Loan”). It requires quarterly payments of interest at a rate of the greater of the applicable LIBOR or 0.75% per annum (“New LIBOR Floor”) plus a margin of 2.25% per annum and principal at a rate of 0.25% of the aggregate principal balance with the remaining principal amount due upon maturity on August 3, 2025. The Fourth Term Loan is secured by substantially all of Hostess Brands, LLC’s present and future assets.

The Fourth Term Loan refinanced the remaining balance of $976.4 million on the Third New First Lien Term Loan (“Third Term Loan”) through a non-cash refinancing transaction. The Third Term Loan was originated through an amendment to an existing credit agreement held by Hostess Brands, LLC on November 20, 2017 and required quarterly payments of interest at a rate equal to the New LIBOR Floor plus a margin of 2.50% per annum and principal at a rate of 0.25% of the aggregate principal balance. Including the impact of the interest rate swap contracts, at December 31, 2022, the Company’s aggregate term loans had an effective interest rate of 4.65%.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 23, 2022, the Company prepaid, without penalty, $100.0 million of the remaining balance on its term loan.

A summary of the carrying value of the debt and the lease obligations is as follows:

(In thousands)	December 31, 2022	December 31, 2021
Term loan (6.7% as of December 31, 2022)
Principal	$983,221	$1,091,596
Unamortized debt premiums, discounts and issuance costs	(2,563)	(3,679)

	980,658	1,087,917
Lease obligations	22,348	26,228

Total debt and lease obligations	1,003,006	1,114,145
Less: Amounts due within one year	(3,917)	(14,170)

Long-term portion	$999,089	$1,099,975

At December 31, 2022 and 2021, the approximate fair value of the Company’s aggregate term loan balance was $979.1 million and $1,090.2 million, respectively. The fair value is calculated using current interest rates and pricing from financial institutions (Level 2 inputs).

At December 31, 2022, there are no principal payments due under the Fourth Term loan until maturity on August 3, 2025.

Revolving Credit Facility

On October 1, 2019, Hostess Brands, LLC amended its Revolving Credit Agreement (the “Revolver”), providing for borrowings up to $100.0 million, a stated maturity date of August 3, 2024 and secured by liens on substantially all of Hostess Brands, LLC’s present and future assets, as defined in the Revolver. The Revolver is ranked equally with the Fourth Term Loan in regards to secured liens. The Revolver has an annual commitment fee on the unused portion of between 0.375% and 0.50% annually based upon the unused percentage. Interest on borrowings under the Revolver is, at Hostess Brands, LLC’s option, either the applicable LIBOR plus a margin of 2.25% per annum or the base rate plus a margin of 1.25% per annum.

Prior to the amendment, the Revolver originated on August 3, 2015 had interest on borrowings at Hostess Brands, LLC’s option, of either the applicable LIBOR plus a margin of between 3.00% and 3.50% per annum or the base rate plus a margin of 2.00% to 2.50% per annum.

The Company had no outstanding borrowings under the Revolver as of December 31, 2022 or 2021. See Note 14. Commitments and Contingencies for information regarding the letters of credit, which reduce the amount available for borrowing under the Revolver. The Revolver contains certain restrictive financial covenants. As of December 31, 2022, the Company was in compliance with these covenants.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Derivative Instruments

Warrants

As part of its initial public offering in 2015, the Company issued public and private placement warrants. Each warrant entitled its holder to purchase one-half of one share of Class A common stock at an exercise price of $5.75 per half share, to be exercised only for a whole number of shares of Class A common stock. No warrants were outstanding as of December 31, 2022 or 2021.

In July 2021, the agreement governing the Company’s public and private placement warrants was amended. Subsequent to the amendment, the exercise price for all outstanding warrants was payable through a “cashless exercise” with a premium of $0.25 added to the valuation price of each share for purposes of calculating the number of shares issuable upon exercise of the warrants. Subsequent to this amendment, 51,595,844 warrants were exercised on a cashless basis, resulting in the issuance of 9,822,909 shares of the Company’s Class A common stock. All remaining warrants expired on November 4, 2021.

The warrant agreement contained a tender offer provision that when paired with a two-class equity structure caused all warrants to be precluded from equity classification. Subsequent to the collapse of the two-class structure in November 2020 when all remaining Class B shares were exchanged for Class A shares, the tender offer provision no longer precluded the public warrants from being equity-classified. As a result, the $68.5 million liability related to the public warrants was reclassified to equity in November 2020. There were provisions specific to the private warrants which caused them to continue to be liability classified subsequent to the exchange, through their final expiration in November 2021. The fair value of the warrants is measured on a recurring basis by comparison to available market information. The value of each public warrant up until they were no longer classified as liabilities was based on the public trading price of the warrant (Level 1 fair value measurement). The fair value of each private warrant was evaluated and determined to be substantially the same as that of a public warrant and therefore considered to be a Level 2 fair value measurement. Gains and losses related to the warrants are reflected in the change in fair value of warrant liabilities in the consolidated statements of operations.

Interest Rate Swaps

In 2020, the Company entered into five-year interest rate swap contracts to reduce the effect of interest rate fluctuations on its variable-rate debt. The notional value of these contracts was $500 million. In February 2022, the Company entered into a three-year interest rate swap contract with a notional value of $200 million to further reduce the effect of interest rate fluctuations on its variable-rate term loan. At December 31, 2022, a total notional amount of $700.0 million remained outstanding on the swap contracts which have a maturity date aligned with the maturity of the term loan in August 2025. Under the terms of the contracts, the Company makes quarterly payments based on fixed interest rates ranging from 1.11% to 2.06% and receives quarterly payments based on the greater of LIBOR or 0.75%. The Company has designated these contracts as cash flow hedges. At December 31, 2022, the interest on the Company’s variable rate debt hedged by these contracts is effectively fixed at rates ranging from 3.36% to 4.31%, which includes the term loan margin of 2.25%.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Contracts

To reduce the effect of fluctuations in CAD denominated expenses relative to their U.S. dollar equivalents originating from its Canadian operations, the Company entered into CAD purchase contracts during the years ended December 31, 2022 and 2021. The contracts that remain outstanding at December 31, 2022 provide for the Company to sell a total of $7.2 million USD for $9.2 million of CAD at varying defined settlement dates throughout 2023. The Company has designated these contracts as cash flow hedges.

A summary of the fair value of foreign currency and interest rate contracts is as follows:

(In thousands)		December 31, 2022	December 31, 2021
Asset derivatives	Location
Interest rate swap contracts (1)	Other non-current assets	$48,539	$1,803

Liability derivatives	Location
Interest rate swap contracts (1)	Accrued expenses	$—	$1,798
Foreign currency contracts (2)	Accrued expenses	423	244

		$423	$2,042

(1)

The fair values of interest rate swap contracts are measured on a recurring basis by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

(2)	The fair values of foreign currency contracts are measured on a recurring basis by comparison to available market information on similar contracts (Level 2).

A summary of the gains and losses related to foreign currency and interest rate contracts in the consolidated statements of operations is as follows:

(In thousands)		Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
(Gain) Loss on derivative contracts designated as cash flow hedges	Location
Interest rate swap contracts	Interest expense, net	$(3,557)	$4,563	$3,886
Foreign currency contracts	Cost of goods sold	248	(60)	—

		$(3,309)	$4,503	$3,886

Gain (loss) on other derivative contracts	Location
Foreign currency contracts	Other expense	$—	$—	$(274)

For interest rate swap contracts, unrealized income recognized in accumulated other comprehensive income as of December 31, 2022 of $23.4 million is expected to be reclassified into interest expense on the consolidated statement of operations through December 31, 2023.

For foreign currency contracts, unrealized expense recognized in accumulated other comprehensive income as of December 31, 2022 of $0.5 million is expected to be reclassified into cost of goods sold on the consolidated statement of operations through December 31, 2023.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Equity

The Company’s authorized common stock consists of three classes: 200,000,000 shares of Class A common stock, 50,000,000 shares of Class B Stock, and 1,000,000 shares of preferred stock. As of December 31, 2022, there were 142,650,344 shares of Class A common stock issued, 133,117,224 shares of Class A common stock outstanding and 9,533,120 shares of treasury stock. As of December 31, 2021 there were 142,031,329 shares of Class A common stock issued, 138,278,573 shares of Class A common stock outstanding and 3,752,756 shares of treasury stock. As of December 31, 2022, and 2021 there were no shares of Class B Stock or preferred stock issued or outstanding.

Shares of Class A common stock and Class B Stock have identical voting rights. However, shares of Class B Stock do not participate in earnings or dividends of the Company. During the year ended December 31, 2020, all remaining outstanding Class B Units were exchanged for Class A common stock. Ownership of shares of Class B Stock was restricted to owners of Class B Units in Hostess Holdings. Class B Units in Hostess Holdings could be exchanged (together with the cancellation of an equivalent number of shares of Class B Stock) by the holders thereof for, at the election of the Company, shares of Class A common stock or the cash equivalent of such shares.

During the year ended December 31, 2022, the Company’s Board of Directors approved a share repurchase program of up to $150 million of the Company’s outstanding Class A common stock. As of December 31, 2022, $21.7 million remained available for use under this program.

12. Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to the Company’s Class A stockholders for the period by the weighted average number of Class A common shares outstanding for the period. In computing dilutive earnings per share, basic earnings per share is adjusted for the assumed issuance of all applicable potentially dilutive share-based awards, including: public and private placement warrants, RSUs, stock options and ESPP awards.

Below are basic and diluted earnings per share:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Numerator: (in thousands)
Net income attributable to Class A stockholders - basic	$164,195	$119,299	$104,676
Impact of change in fair value of warrant liabilities	—	(566)	(39,941)

Numerator for diluted earnings per share	$164,195	$118,733	$64,735
Denominator:
Weighted-average Class A shares outstanding - basic	136,768,310	131,571,733	124,927,535
Dilutive effect of warrants	—	5,841,062	2,525,863
Dilutive effect of RSUs	631,800	588,250	270,090
Dilutive effect of stock options and ESPP awards	524,361	197,131	—

Weighted-average shares outstanding - diluted	137,924,471	138,198,176	127,723,488

Earnings per Class A share - basic	$1.20	$0.91	$0.84
Earnings per Class A share - dilutive	$1.19	$0.86	$0.51

For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options and ESPP shares that were excluded from the computation of diluted weighted average shares, because their effect was anti-dilutive, were 130, 2,010 and 477,923 for the years ended December 31, 2022, 2021 and 2020, respectively.

13. Income Taxes

The income tax expense (benefit) consisted of the following:

(In thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020

Current tax expense
Federal	$20,213	$17,430	$2,120
State and local	5,334	4,088	1,479
Foreign	5,031	—	—

Total Current	30,578	21,518	3,599

Deferred tax expense (benefit)
Federal	12,666	13,509	17,204
State and local	3,285	3,077	3,750
Foreign	560	2,409	(4,148)

Total Deferred	16,511	18,995	16,806

Income tax expense, net	$47,089	$40,513	$20,405

Income (loss) before income taxes consists of the following:

(In thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020

Earnings (losses) before income taxes
United States	$156,357	$149,360	$144,075
Foreign	54,927	10,452	(15,373)

Income before income taxes	$211,284	$159,812	$128,702

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022, 2021, and 2020, the effective income tax rate differs from the federal statutory income tax rate as explained below:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Change in fair value of warrant liabilities	—	(0.1)	(6.5)
State and local income taxes, net of federal benefit	4.2	5.6	2.8
Insurance proceeds	(2.9)	—	—
Income attributable to non-controlling interest	—	—	(0.6)
Foreign rate differential	0.5	0.3	(0.6)
Change in state tax rate	(1.1)	(1.9)	0.6
Tax law change	—	—	(0.8)
Other	0.6	0.5	—

Effective income tax rate	22.3%	25.4%	15.9%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the accompanying consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years.

Details of the Company’s deferred tax assets and liabilities are summarized as follows:

(In thousands)	As of December 31, 2022	As of December 31, 2021
Deferred tax assets
Imputed interest	$6,248	$6,478
Tax credits	1,140	3,011
Net operating loss carryforwards	122	—
Accrued liabilities	8,992	7,080
Share-based compensation	2,804	3,588
Other	5,236	5,367

Total deferred tax assets	24,542	25,524

Deferred tax liabilities
Goodwill and intangible assets	(304,121)	(291,024)
Property and equipment	(53,456)	(51,272)
Other	(13,995)	(1,075)

Total deferred tax liabilities	(371,572)	(343,371)

Total deferred tax assets and liabilities	$(347,030)	$(317,847)

The recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefits associated with temporary differences, net operating loss carryforwards and tax credits will be utilized. The Company assesses the recoverability of the deferred tax assets on an ongoing basis. In making this assessment, the Company considers all positive and negative evidence, and all potential sources of taxable income including scheduled reversals of deferred tax liabilities, tax-planning strategies, projected future taxable income and recent financial performance.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2022 and 2021, Hostess had gross state credit carryforwards of $1.4 million and $3.8 million respectively. The carryforwards in 2022 relate entirely to Kansas High Performance Incentive Program credits and will begin to expire in 2032 if not utilized.

At December 31, 2022, Hostess had gross state net operating losses of $1.6 million. Unless utilized, the state net operating losses expire in 2034.

The global intangible low-taxed income (“GILTI”) provisions require the Company to include in its U.S. income tax return foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The Company is electing to account for GILTI tax in the period in which it is incurred.

The Company recognizes in the consolidated financial statements the benefit of a tax position only if the impact is more likely than not of being sustained on audit based on the technical merits of the position. As of both December 31, 2022 and 2021, the Company had $1.6 million of gross unrecognized tax benefits, which would have a net $1.6 million impact on the effective tax rate, if recognized. The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

(In thousands)
Balance at December 31, 2020	$1,560
Additions for tax positions established in prior years	45

Balance at December 31, 2021	1,605

Additions for tax positions acquired	80
Reductions for tax positions established in prior years	(92)

Balance at December 31, 2022	$1,593

Interest and penalties related to income tax liabilities, if incurred, are included in income tax expense in the consolidated statements.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and certain subsidiaries in Canada. For federal and state tax purposes, the Company and its subsidiaries are generally subject to examination for three years after the income tax returns are filed. As such, U.S. federal and state income tax returns filed for periods since 2017 remain open for examination by tax authorities. In Canada, tax returns are subject to examination for four years after the notice of assessment is issued. Canadian tax returns filed for periods since 2016 remain open for examination.

As of December 31, 2022, the Company has approximately $45.9 million of undistributed foreign subsidiary earnings that are intended to be permanently reinvested outside of the United States. The Company does not provide deferred taxes on the undistributed earnings and does not expect withholding taxes or other foreign income taxes to apply should these earnings be distributed.

14. Commitments and Contingencies

Accruals and the Potential Effect of Litigation

From time to time, the Company is subject to lawsuits, claims and proceedings arising in the ordinary course of business. These matters may involve personnel and employment issues, personal injury, contracts and other proceedings. Based upon information presently known, the Company does not believe that the ultimate resolution of such matters will have a material effect on the Company’s financial position, although the final resolution of such matters could have a material effect on its results of operations or cash flows in the period of resolution.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liabilities related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the low end of the range is accrued. As additional information becomes available, the potential liabilities related to these matters are reassessed and the estimates revised, if necessary. These accrued liabilities are subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material effect on the Company’s financial condition and results of operations.

In December 2020, the Company asserted claims for indemnification against the sellers under the terms of the Share Purchase Agreement pursuant to which the Company acquired Voortman (the “Agreement”). The claims arose out of alleged breaches by the sellers of certain representations, warranties and covenants contained in the Agreement relating to periods prior to the closing of the acquisition. The Company also submitted claims relating to these alleged breaches under the representation and warranty insurance policy (“RWI”) it purchased in connection with the acquisition. In June 2022, the RWI insurers agreed to pay the Company $42.5 million CAD (the RWI coverage limit) (the “Proceeds”) related to these breaches. During the year ended December 31, 2022, the Company received the Proceeds and recognized a gain of $42.5 million CAD ($33.0 million) in other expense (income) on its consolidated statement of operations. Per agreement with the RWI insurers, under no circumstances will the Company be required to return the Proceeds.

On November 3, 2022, pursuant to the agreement with the RWI insurer, Voortman brought claims in the Ontario (Canada) Superior Court of Justice (the “Claim”), related to the breaches against certain of the sellers from whom Voortman was acquired. The Claim alleges the seller defendants made certain non-disclosures and misrepresentations to induce the Company to overpay for Voortman. The Company is seeking damages of $109 million CAD representing the amount of the aggregate liability of the sellers for indemnification under the Agreement, $5.0 million CAD in punitive or aggravated damages, interest, proceedings fees and any other relief the presiding court deems appropriate. A portion of any recovery will be shared with the RWI insurers. Although the Company strongly believes that its Claim against the sellers is meritorious, no assurance can be given as to whether the Company will recover all, or any part, of the amounts it is pursuing.

Lease Commitments

Operating Leases

As of December 31, 2022 the Company has leases outstanding for certain office spaces, its Burlington, Ontario bakery and its primary distribution center under noncancellable operating lease arrangements. The future minimum lease payments under these agreements as of December 31, 2022 are shown below.

(In thousands)
2023	$4,966
2024	5,101
2025	5,234
2026	2,655
2027	1,639
Thereafter	4,848

Total lease payments	24,443
Reconciling impact from discounting	(2,095)

Total lease liabilities	$22,348

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing Leases

The Company entered into bond and lease agreements with Clark County, Arkansas on October 4, 2022. The bond-lease transaction required the Company to exchange its property to the taxing jurisdiction for tax-exempt bonds issued in the name of the Company and not to exceed $160 million. The Company has used $11.5 million through December 31, 2022. As the holder of the bonds, the Company is not required to make lease payments as the Company’s obligation to pay rent is equal to the county’s obligation to pay debt service on the bonds. Also on October 4, 2022, the Company entered into agreements for payments in lieu of taxes (PILOT) with Clark County, Arkansas, whereby the county granted ad valorem tax savings with respect to certain real and personal property in Arkadelphia, Arkansas through 2052. In accordance with the PILOT agreements, the Company will owe 35% of the ad valorem taxes on the Arkadelphia, Arkansas property that would have otherwise been due. The Company has elected to use the right of offset under ASC 210-20 to net the asset and the liability.

The Company entered into a bond-lease agreement with the Development Authority of Columbus, Georgia on December 1, 2013, which was amended in December 2016. The bond-lease transaction required the Company to exchange its property to the taxing jurisdiction for tax-exempt bonds issued in the name of the Company not to exceed $18 million. As the issuer and holder of the bonds, the Company is not required to make lease payments as the Company’s obligation to pay rent is equal to the county’s obligation to pay debt service on the bonds. On December 16, 2013, the Company received an ad valorem tax agreement from the Columbus, Georgia Board of Tax Assessors granting tax abatement for the real and personal property located at the Company’s Columbus, Georgia bakery through 2023. The Company has elected to use the right of offset under ASC 210-20 to net the asset and the liability.

The table below shows the composition of lease expense for the period:

(In thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating lease expense	6,372	6,420	5,722
Short-term lease expense	3,032	1,945	2,633
Variable lease expense	1,564	1,450	1,763

	$10,968	$9,815	$10,118

For short-term leases, the Company records rent expense in its consolidated statements of operations on a straight-line basis over the lease term. Variable lease payments, which primarily include taxes, insurance and common area maintenance, are expensed as incurred. Lease expenses are classified as operating activities within the consolidated statements of cash flows. During the year ended December 31, 2020, the Company amended the existing lease for its Burlington, Ontario bakery. The amendment extended the lease term through October 2030 and provided for two five-year extensions, at the Company’s option.

Contractual Commitments

The Company is a party to various long-term arrangements through advance purchase contracts to lock in prices for certain high-volume raw materials and packaging components for normal product production requirements. These advance purchase arrangements are contractual agreements and can only be canceled with a termination penalty that is based upon the current market price of the commodity at the time of cancellation. These agreements qualify for the “normal purchase” exception under accounting standards; and the purchases under these contracts are included as a component of cost of goods sold.

As of December 31, 2022, we had purchase commitments for various ingredients with a remaining term in excess of one year of $5.2 million.

HOSTESS BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Letters of Credit

The Company is a party to Letter of Credit arrangements to provide for the issuance of standby letters of credit in the amount of $5.9 million and $6.0 million for the years ended 2022 and 2021, respectively. The arrangements support the collateral requirements for insurance. The Letters of Credit are 100% secured through our Revolver.